AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 2002

                                                 REGISTRATION NO. 333-68652

==============================================================================
                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                    -----------------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1
                                     TO
                                  FORM S-3
                      REGISTRATION STATEMENT UNDER THE
                           SECURITIES ACT OF 1933

                    -----------------------------------

                              SPX CORPORATION
           (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                                  38-1016240
    (State or Other Jurisdiction                    (IRS. Employer
  of Incorporation or Organization              Identification Number)

                    -----------------------------------

                          2300 ONE WACHOVIA CENTER
                    CHARLOTTE, NORTH CAROLINA 28202-6039
                               (704) 347-6800
                (Address, Including Zip Code, and Telephone
                Number, Including Area Code, of Registrant's
                        Principal Executive Offices)

                    -----------------------------------

                        CHRISTOPHER J. KEARNEY, ESQ.
                     VICE PRESIDENT AND GENERAL COUNSEL
                              SPX CORPORATION
                          2300 ONE WACHOVIA CENTER
                    CHARLOTTE, NORTH CAROLINA 28202-6039
                               (704) 347-6800
    (Name, Address, Including Zip Code, and Telephone Number, Including
                     Area Code, of Agent For Service)

                    -----------------------------------

                                 COPIES TO:
                            STUART GELFOND, ESQ.
                  FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
                             ONE NEW YORK PLAZA
                          NEW YORK, NEW YORK 10004
                               (212) 859-8000
                    -----------------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
_______________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                      CALCULATION OF REGISTRATION FEE

========================= ====================== ===================== ===================== ===============
                                                   PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT TO BE        OFFERING PRICE PER     PROPOSED MAXIMUM      AMOUNT OF
    SECURITIES TO BE          AMOUNT TO BE               UNIT           AGGREGATE OFFERING    REGISTRATION
       REGISTERED          REGISTERED (1)(2)           (1) (2)            PRICE (1)(2)           FEE
------------------------- ---------------------- --------------------- --------------------- ---------------
------------------------- ---------------------- --------------------- --------------------- ---------------
PRIMARY OFFERING:
------------------------- ---------------------- --------------------- --------------------- ---------------
Debt securities (3) (4)
------------------------- ---------------------- --------------------- --------------------- ---------------
Common stock, par value
  $10.00 per share (4) (5)
------------------------- ---------------------- --------------------- --------------------- ---------------
Preferred stock
------------------------- ---------------------- --------------------- --------------------- ---------------
Warrants
------------------------- ---------------------- --------------------- --------------------- ---------------
Stock purchase contracts
------------------------- ---------------------- --------------------- --------------------- ---------------
Stock purchase units
------------------------- ---------------------- --------------------- --------------------- ---------------
     TOTAL                   $1,000,000,000              100%             $1,000,000,000        $92,000
------------------------- ---------------------- --------------------- --------------------- ---------------
SECONDARY OFFERING:
------------------------- ---------------------- --------------------- --------------------- ---------------
Common stock  being sold
  by selling stockholders       1,520,166            $140.25 (6)           $213,203,282         $19,615
------------------------- ---------------------- --------------------- --------------------- ---------------
TOTAL PRIMARY AND
  SECONDARY OFFERINGS                                                    $1, 213,203,282      $111,615 (7)
========================= ====================== ===================== ===================== ===============


(1) We will determine the proposed maximum offering price per unit from time to time in connection with issuances of securities registered hereunder. The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2) Not applicable pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933.

(3) There is being registered hereunder an indeterminate principal amount of debt securities of our company as may be offered or sold from time to time by us. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in net proceeds of $1,000,000,000 to the registrant.

(4) Includes such indeterminate amount of debt securities and common stock of our company as may be issued upon conversion or exchange for any other securities registered hereunder that provide for conversion or exchange into debt securities or common stock of our company.

(5) There is being registered hereunder an indeterminate number of shares of our common stock as may be sold from time to time by us. This includes the associated rights to purchase our Series A Preferred Stock. The rights to purchase our Series A Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby.

(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low per sale share price on the New York Stock Exchange on April 3, 2002.

(7) On August 29, 2001, we paid $250,000 in connection with the initial filing of the Registration Statement.


                     ----------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              EXPLANATORY NOTE

The purpose of this Post-Effective Amendment No. 1 to Registration Statement 333-68652 is (i) to provide for the issuance of preferred stock, warrants, stock purchase contracts and stock purchase units, and (ii) to add selling stockholders to the Registration Statement.

   The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                 SUBJECT TO COMPLETION, DATED APRIL 4, 2002

PROSPECTUS

                              SPX CORPORATION

                              DEBT SECURITIES

                                COMMON STOCK

                              PREFERRED STOCK

                                  WARRANTS

                          STOCK PURCHASE CONTRACTS

                            STOCK PURCHASE UNITS



     We may offer and sell, from time to time, in one or more offerings, any combination of the debt, equity and preferred securities, and warrants, stock purchase contracts and stock purchase units we describe in this prospectus having a total initial offering price not exceeding $1,000,000,000. Certain executives of SPX Corporation may offer and sell, from time to time, an aggregate of 1,520,166 shares of common stock under this prospectus. We will not receive any proceeds from the sale of common stock by these executives. See "Selling Stockholders" beginning on page 12.

     We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. WE URGE YOU TO READ CAREFULLY THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, WHICH WILL DESCRIBE THE SPECIFIC TERMS OF THE SECURITIES OFFERED, BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     Our common stock trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol "SPW." On April 3, 2002, the last reported sale price of our common stock on the NYSE was $138.43. We have not yet determined whether any of the debt securities, preferred stock, warrants, stock purchase contracts and stock purchase units offered hereby will be listed on any exchange or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating thereto will identify such exchange or market.

     INVESTING IN OUR SECURITIES INVOLVES RISKS, SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                            --------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            --------------------



                 The date of this prospectus is _____, 2002

Table of Contents

                                                                       Page
                                                                       ----

ABOUT THIS PROSPECTUS.....................................................1
WHERE YOU CAN FIND MORE INFORMATION.......................................1
FORWARD-LOOKING STATEMENTS................................................2
SPX CORPORATION...........................................................3
RISK FACTORS..............................................................4
RATIO OF EARNINGS TO FIXED CHARGES.......................................12
USE OF PROCEEDS..........................................................12
SELLING STOCKHOLDERS.....................................................12
SECURITIES WE MAY ISSUE..................................................15
DESCRIPTION OF DEBT SECURITIES...........................................19
DESCRIPTION OF CAPITAL STOCK.............................................32
DESCRIPTION OF WARRANTS..................................................36
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS.........38
PLAN OF DISTRIBUTION.....................................................39
LEGAL MATTERS............................................................40
EXPERTS..................................................................40

                            --------------------

                           ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC's shelf registration rules. Under the shelf registration rules, using this prospectus, together with a prospectus supplement, if one is required, we may sell from time to time, in one or more offerings, any of the securities described in this prospectus having a total initial offering price not exceeding $1,000,000,000. In addition, certain executives of SPX Corporation may offer and sell, from time to time, an aggregate of 1,520,166 shares of common stock under this prospectus.

     In this prospectus:

          o "SPX," "the Company," "we," "us," and "our" refer to SPX Corporation, a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires;

          o "UDI" refers to United Dominion Industries Limited and its subsidiaries, all of which are subsidiaries of SPX
               Corporation, unless the context otherwise requires;

          o    "February LYONs" refers to our Liquid Yield Option
               Notes(TM)due 2021 issued in February 2001; and

          o "May LYONs" refers to our Liquid Yield Option Notes(TM) due 2021 issued in May 2001.

     This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Market information in the incorporated documents is generally based on company estimates and not third party sources. You should read this prospectus, the applicable prospectus supplement and the additional information described below under "Where You Can Find More Information" before making an investment decision.

                    WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 or at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

     We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

     The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

     We incorporate by reference the documents listed below:

     1. Our annual report on Form 10-K for the fiscal year ended December 31, 2001;

     2. Our current reports on Form 8-K filed on April 13, 2001 and February 20, 2002; and

     3. Our Definitive Proxy Statement on Schedule 14A filed on March 21,
2002.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                      Investor Relations
                      SPX Corporation
                      2300 One Wachovia Center
                      Charlotte, North Carolina 28202-6039
                      Tel: (704) 347-6800, Fax: (704) 347-6900

     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

     We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or (i) after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the closing of the offering made hereby. Such documents will become a part of this prospectus from the date that the documents are filed with the SEC.

     Our subsidiary, Inrange Technologies Corporation, completed its initial public offering on September 27, 2000. Inrange's common stock is traded on the Nasdaq National Market under the symbol "INRG." You may obtain information about Inrange from the SEC at the address or website specified above.

     You should rely only on the information contained in this prospectus, any prospectus supplement or any documents incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operation and prospects may have changed since that date.

                         FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and any documents incorporated by reference constitute "forward looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, including, but not limited to, cost savings and other benefits of acquisitions, including the acquisition of UDI, which involve known and unknown risks, uncertainties and other factors that may cause our or our businesses' actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward looking statements. In some cases, you can identify forward looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially because of market conditions in our industries or other factors. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward looking statements after the date of this prospectus to conform them to actual results. All of the forward looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" in this prospectus and the applicable prospectus supplement, and "Factors That May Affect Future Results" in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our most recent Form 10-K (incorporated by reference in this prospectus) and similar sections in our future filings which we incorporate by reference in this prospectus, which describe risks and factors that could cause results to differ materially from those projected in such forward looking statements.

     We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward looking statements. Accordingly, forward looking statements should not be relied upon as a prediction of actual results. In addition, management's estimates of future operating results are based on our current complement of businesses, which is constantly subject to change as management implements its fix, sell or grow strategy.

                              SPX CORPORATION

     We are a global multi-industry company focused on profitably growing our businesses that have scale and growth potential. Our strategy is to create market advantages through product and technology leadership, by expanding our service offerings to full customer solutions and by building critical mass through strategic acquisitions. We continually review each of our businesses pursuant to our "fix, sell or grow" strategy. These reviews could result in selected acquisitions to expand an existing business or result in the disposition of an existing business. At any given time, we may engage in discussions with respect to potential acquisitions or dispositions in related or unrelated industries, asset sales or dispositions, and joint ventures, some of which may be material. We are a multinational corporation with operations in 21 countries and over 23,400 employees worldwide.

     We are a global provider of technical products and systems, industrial products and services, flow technology and service solutions. We offer a diverse collection of products which includes networking and switching products, fire detection and building life-safety products, TV and radio broadcast antennas and towers, life science products and services, transformers, compaction equipment, high-integrity castings, dock products and systems, cooling towers, air filtration products, valves, back-flow protection devices and fluid handling, metering and mixing solutions. Our products and services also include specialty service tools, diagnostic systems, service equipment and technical information services. Our products are used by a broad array of customers in various industries, including chemical processing, pharmaceuticals, infrastructure, mineral processing, petrochemical, telecommunications, financial services, transportation and power generation. Our common stock is publicly traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "SPW."

     On May 24, 2001, we completed the acquisition of UDI in an all-stock transaction valued at $1,066.9 million, including $128.0 million of cash cost related to transaction fees and corporate change in control payments. A total of 9.385 million shares were issued (3.890 million from treasury) to complete the transaction. We also assumed or refinanced $884.1 million of UDI debt bringing the total transaction value to $1,951.0 million. UDI manufactured proprietary engineered and flow technology products primarily for industrial and commercial markets worldwide. UDI, which had sales of $2,366.2 million in 2000, is included in our financial statements beginning May 25, 2001 and is represented in the description of our company.

     We are a Delaware corporation. Our principal executive offices are located at 2300 One Wachovia Center, Charlotte, North Carolina 28202-6039, and our telephone number is (704) 347-6800.

                                RISK FACTORS

     You should carefully consider the risks described below before making a decision to invest in our securities. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations.

     If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.



OUR LEVERAGE MAY AFFECT OUR BUSINESS AND MAY RESTRICT OUR OPERATING
FLEXIBILITY.

     At December 31, 2001, we had approximately $2,612.4 million in total indebtedness. On that date, we had $548.3 million of available borrowing capacity under our revolving senior credit facility after giving effect to $51.7 million reserved for letters of credit outstanding, which reduce the availability under our revolving senior credit facility. In addition, at December 31, 2001, our cash balance was $460.0 million. For the most recent description of our indebtedness, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2001 and any future Forms 10-Q and 10-K which we file, which are incorporated by reference in this prospectus. Subject to certain restrictions set forth in the senior credit facility, we may incur additional indebtedness in the future, including indebtedness incurred to finance, or which is assumed in connection with, acquisitions. We may in the future renegotiate or refinance our senior credit facility with agreements that have different or more stringent terms or split our senior credit facility into two or more facilities with different terms. The level of our indebtedness could:

          o limit cash flow available for general corporate purposes, such as acquisitions and capital expenditures, due to the ongoing cash flow requirements for debt service;

          o limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital, capital expenditures or acquisitions;

          o limit our flexibility in reacting to competitive and other changes in the industry and economic conditions generally;

          o expose us to a risk that a substantial decrease in net operating cash flows due to economic developments or adverse developments in our business could make it difficult to meet debt service requirements; and

          o expose us to risks inherent in interest rate fluctuations because the existing borrowings are and any new borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

     Our ability to make scheduled payments of principal of, to pay interest on, or to refinance our indebtedness and to satisfy our other debt obligations will depend upon our future operating performance, which may be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We will not be able to control many of these factors, such as the economic conditions in the markets in which we operate and initiatives taken by our competitors. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of our indebtedness. If we are unable to service our indebtedness, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all.

WE MAY NOT BE ABLE TO FINANCE FUTURE NEEDS OR ADAPT OUR BUSINESS PLAN TO CHANGES IN ECONOMIC OR BUSINESS CONDITIONS BECAUSE OF RESTRICTIONS PLACED ON US BY OUR SENIOR CREDIT FACILITY AND THE INSTRUMENTS GOVERNING OUR OTHER INDEBTEDNESS.

     Our senior credit facility and other agreements governing our other indebtedness contain or may contain covenants that restrict our ability to make distributions or other payments to our investors and creditors unless certain financial tests or other criteria are satisfied. We also must comply with certain specified financial ratios and tests. In some cases, our subsidiaries are subject to similar restrictions that may restrict their ability to make distributions to us. In addition, our senior credit facility and these other agreements contain or may contain additional affirmative and negative covenants. All of these restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities, such as acquisitions, as they arise.

     If we do not comply with these or other covenants and restrictions contained in our senior credit facility and other agreements governing our indebtedness, we could be in default under those agreements, and the debt, together with accrued interest, could then be declared immediately due and payable. If we default under our senior credit facility, the lenders could cause all of our outstanding debt obligations under our senior credit facility to become due and payable, require us to apply all of our cash to repay the indebtedness or prevent us from making debt service payments on any other indebtedness we owe. In addition, any default under our senior credit facility or agreements governing our other indebtedness could lead to an acceleration of debt under other debt instruments that contain cross-acceleration or cross-default provisions. If the indebtedness under our senior credit facility is accelerated, we may not have sufficient assets to repay amounts due under our senior credit facility, the February LYONs, the May LYONs or under other debt securities then outstanding. Our ability to comply with these provisions of our senior credit facility and other agreements governing our other indebtedness may be affected by changes in the economic or business conditions or other events beyond our control.

OUR FAILURE TO SUCCESSFULLY INTEGRATE UDI AND OTHER RECENT ACQUISITIONS, AS WELL AS ANY FUTURE ACQUISITIONS, COULD HAVE A NEGATIVE EFFECT ON OUR OPERATIONS; OUR ACQUISITIONS COULD CAUSE UNEXPECTED FINANCIAL DIFFICULTIES.

     As part of our business strategy, we evaluate potential acquisitions in the ordinary course. Excluding the UDI acquisition, in 2001, we made 15 acquisitions of businesses for an aggregate purchase price of approximately $478.8 million. Our past acquisitions, particularly the acquisition of UDI, which had sales of approximately $2,366.2 million for the year ended December 31, 2000, and any potential future acquisitions, involve a number of risks and present financial, managerial and operational challenges, including:

          o adverse effects on our reported operating results due to charges to earnings;

          o diversion of management attention from running our existing businesses;

          o difficulty with integration of personnel and financial and other systems;

          o increased expenses, including compensation expenses resulting from newly-hired employees;

          o increased foreign operations that may be difficult to assimilate;

          o assumption of known and unknown liabilities and increased litigation; and

          o potential disputes with the sellers of acquired businesses, technologies, services or products.

     We may not be able to integrate successfully the technology, operations and personnel of any acquired business. Customer dissatisfaction or performance problems with an acquired business, technology, service or product could also have a material adverse effect on our reputation and business. In addition, any acquired business, technology, service or product could underperform relative to our expectations. We also could experience financial or other setbacks if any of the businesses that we have acquired or may acquire in the future have problems or liabilities of which we are not aware or that are substantially greater than we anticipate. In addition, as a result of future acquisitions, we may further increase our leverage or, if we issue equity securities to pay for the acquisitions, significantly dilute our existing stockholders.

WE MAY NOT ACHIEVE THE EXPECTED COST SAVINGS AND OTHER BENEFITS OF OUR ACQUISITIONS, INCLUDING UDI.

     As a result of our acquisitions, including the acquisition of UDI, we incur integration expenses for the incremental costs to exit and consolidate activities, to involuntarily terminate employees, and for other costs to integrate operating locations and other activities of these companies with SPX. Generally accepted accounting principles require that these acquisition integration expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. On the other hand, these same principles require that acquisition integration expenses associated with integrating SPX operations into locations of the acquired company must be recorded as expense. Accordingly, these expenses are not included in the allocation of the purchase price of the company acquired. Over the past five years, we have recorded several special charges to our results of operations associated with cost reductions, integrating acquisitions and achieving operating efficiencies. We believe that our actions have been required to improve our operations and, as described above, we will, if necessary, record future charges as appropriate to address costs and operational efficiencies at the combined company.

     We believe our anticipated savings from the cost reduction and integration actions associated with the UDI acquisition should exceed $120.0 million on an annualized basis. Our current integration plan focuses on three key areas of cost savings: (1) manufacturing process and supply chain rationalization, including plant closings, (2) elimination of redundant administrative overhead and support activities, and (3) restructuring and repositioning sales and marketing organizations to eliminate redundancies in these activities. While we believe these cost savings to be reasonable and significant cost reductions have been achieved, they are inherently estimates that are difficult to predict and are necessarily speculative in nature. In addition, we cannot assure you that unforeseen factors will not offset the estimated cost savings or other benefits from the acquisition. As a result, our actual cost savings, if any, and other anticipated benefits could differ or be delayed, compared to our estimates and the other information contained in this prospectus.

OUR DEBT SECURITIES WILL BE STRUCTURALLY SUBORDINATED. THIS MAY AFFECT YOUR ABILITY TO RECEIVE PAYMENTS ON OUR DEBT SECURITIES.

     We conduct all of our operations through our subsidiaries. As a result, our cash flow and our ability to service our debt, including any debt securities that we may issue, depend upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. Other than any subsidiaries which may become guarantors of any debt securities offered hereby, our subsidiaries will have no obligation to pay any amounts due on any debt securities or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

     Our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and, as a result, the right of the holders of our debt securities to participate in those assets, is effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. Our debt securities may not limit the ability of our subsidiaries to incur additional indebtedness or incur other obligations. In particular, substantially all of our subsidiaries guarantee all of our obligations under our senior credit facility and are obligated under a substantial portion of our other indebtedness (other than the February LYONs and May LYONs). Our subsidiaries may guarantee other indebtedness in the future, including indebtedness they do not currently guarantee. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to indebtedness held by us.

WE MAY NOT BE ABLE TO CONSUMMATE ACQUISITIONS AT OUR PRIOR RATE, WHICH COULD NEGATIVELY IMPACT US.

     We may not be able to consummate acquisitions at similar rates to our past acquisition rates, which could materially impact our growth rate, results of operations and stock price. Our ability to continue to achieve our goals may depend upon our ability to identify and successfully acquire companies, businesses and product lines, to effectively integrate them and to achieve cost effectiveness. We also may need to raise additional funds to consummate these acquisitions. In addition, changes in our stock price may adversely affect our ability to consummate acquisitions.

THE LOSS OF KEY PERSONNEL AND ANY INABILITY TO ATTRACT AND RETAIN QUALIFIED EMPLOYEES COULD MATERIALLY ADVERSELY IMPACT OUR OPERATIONS.

     We are dependent on the continued services of our management team, including our Chairman of the Board, President and Chief Executive Officer. The loss of these personnel without adequate replacement could have a material adverse effect. Additionally, we need qualified managers and skilled employees with technical and manufacturing industry experience in order to operate our business successfully. From time to time there may be a shortage of skilled labor, which may make it more difficult and expensive for us to attract and retain qualified employees. If we are unable to attract and retain qualified individuals or our costs to do so increase significantly, our operations would be materially adversely affected.

MANY OF THE INDUSTRIES IN WHICH WE OPERATE ARE CYCLICAL AND, ACCORDINGLY, OUR BUSINESS IS SUBJECT TO CHANGES IN THE ECONOMY; PRESSURE FROM ORIGINAL EQUIPMENT MANUFACTURERS TO REDUCE COSTS COULD ADVERSELY AFFECT OUR BUSINESS.

     Many of the business areas in which we operate are subject to specific industry and general economic cycles. Certain businesses are subject to industry cycles, including, but not limited to, the automotive industries which influence our Service Solutions and Industrial Products and Services segments, the electric power and construction and infrastructure markets, which influence our Industrial Products and Services segment, and process equipment, chemical and petrochemical markets which influence our Flow Technology segment. Accordingly, any downturn in these or other markets in which we participate could materially adversely affect us. A decline in automotive sales and production also may affect not only sales of components, tools and services to vehicle manufacturers and their dealerships, but also sales of components, tools and services to aftermarket customers, and could result in a decline in our results of operations or a deterioration in our financial condition. Similar cyclical changes could also affect aftermarket sales of products in our other segments. If demand changes and we fail to respond accordingly, our results of operations could be materially adversely affected in any given quarter. The business cycles of our different operations may occur contemporaneously.

     Consistent with most multi-industry, capital goods companies, our businesses have been impacted in 2001 by the soft economic conditions. There can be no assurance that the economic downturn will not worsen or that we will be able to sustain existing or create additional cost reductions to offset economic conditions, and the unpredictability and changes in the industrial markets in the current environment could continue and may adversely impact our results. Cost reduction actions often result in charges against earnings. We expect to take a charge against earnings in 2002, which cannot be fully quantified at this time, but may be material, in connection with implementing additional cost reduction actions at certain of our businesses.

     There is also substantial and continuing pressure from the major original equipment manufacturers, particularly in the automotive industry, to reduce costs, including the cost of products and services purchased from outside suppliers such as us. If in the future we were unable to generate sufficient cost savings to offset price reductions, our gross margins could be materially adversely affected.

IF FUTURE CASH FLOWS ARE INSUFFICIENT TO RECOVER THE CARRYING VALUE OF OUR GOODWILL, A MATERIAL NON-CASH CHARGE TO EARNINGS COULD RESULT.

     At December 31, 2001, we had goodwill and intangible assets of approximately $3,061.7 million and shareholders' equity of approximately $1,715.3 million. On an ongoing basis, we evaluate, based on projected undiscounted cash flows, whether we will be able to recover all or a portion of the carrying value of goodwill. Based on this method, we expect to recover the carrying value of goodwill through our future cash flows. If future cash flows are insufficient to recover the carrying value of our goodwill, we must write off a portion of the unamortized balance of goodwill. There can be no assurance that circumstances will not change in the future that will affect the useful life or carrying value of our goodwill and, accordingly, require us to take a charge to write off a portion of our goodwill.

     Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 states that goodwill and indefinite lived intangible assets are no longer amortized but are reviewed for impairment annually (or more frequently if impairment indicators arise). We are currently evaluating the provisions of SFAS No. 142 and the impact that adoption will have on our financial position and results of operations. We further expect to record a goodwill impairment charge during the first quarter of 2002 in connection with adopting these new provisions. We estimate that this charge will not exceed $150.0 million.

WE ARE SUBJECT TO ENVIRONMENTAL AND SIMILAR LAWS AND POTENTIAL LIABILITY RELATING TO CERTAIN CLAIMS, COMPLAINTS AND PROCEEDINGS, INCLUDING THOSE RELATING TO ENVIRONMENTAL AND OTHER MATTERS, ARISING IN THE ORDINARY COURSE OF BUSINESS.

     We are subject to various environmental laws, ordinances, regulations, and other requirements of government authorities in the United States and other nations. These requirements may include, for example, those governing discharges from, and materials handled as part of our operations, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes, and the health and safety of our employees. Under certain of these laws, ordinances or regulations, a current or previous owner or operator of property may be liable for the costs of investigation, removal or remediation of certain hazardous substances or petroleum products on, under, or in its property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. The presence of, or failure to remediate properly, these substances may have adverse effects, including, for example, substantial investigative or remedial obligations and limitations on the ability to sell or rent that property or to borrow funds using that property as collateral. In connection with our acquisitions and divestitures, we may assume or retain significant environmental liabilities, some of which we may not be aware. In particular, we assumed additional environmental liabilities in connection with the UDI acquisition. Future developments related to new or existing environmental matters or changes in environmental laws or policies could lead to material costs for environmental compliance or cleanup. There can be no assurance that these liabilities and costs will not have a material adverse effect on our results of operations or financial position in the future.

     Numerous claims, complaints and proceedings arising in the ordinary course of business, including but not limited to those relating to environmental matters, competitive issues, contract issues, intellectual property matters, personal injury and product liability claims, and workers' compensation have been filed or are pending against us and certain of our subsidiaries. Additionally, in connection with our acquisitions, we may become subject to significant claims of which we were unaware at the time of the acquisition or the claims that we were aware of may result in our incurring a significantly greater liability than we anticipated. We maintain property, cargo, auto, product, general liability, and directors' and officers' liability insurance to protect us against potential loss exposures. We expect this insurance to cover a portion of these claims. In addition, we believe we are entitled to indemnification from third parties for some of these claims.

     In our opinion, these matters are either without merit or are of a kind as should not have a material adverse effect individually and in the aggregate on our financial position, results of operations, or cash flows if disposed of unfavorably. However, we cannot assure you that recoveries from insurance or indemnification claims will be available or that any of these claims or other matters will not have a material adverse effect on our financial position, results of operations or cash flows.

     It is our policy to comply fully with applicable environmental requirements. An estimate of loss, including expenses, from legal actions or claims is accrued when events exist that make the loss or expenses probable and we can reasonably estimate them. Our environmental accruals cover anticipated costs, including investigation, remediation, and operation and maintenance of clean-up sites. We do not discount environmental or other legal accruals and do not reduce them by anticipated insurance recoveries. We believe that our accruals related to environmental litigation and claims are sufficient and that these items will be resolved without material effect on our financial position, results of operations and liquidity, individually or in the aggregate.

     On or about October 29, 2001, we were served with a complaint by VSI Holdings, Inc. seeking enforcement of a merger agreement that we had terminated. In its complaint, VSI asked the court to require us to complete the $197.0 million acquisition of VSI, and/or award damages to VSI and its shareholders. We do not believe the suit has merit and are defending the claim vigorously. On December 26, 2001, we filed our answer denying VSI's allegations, raising affirmative defenses, and asserting a counterclaim against VSI for breach of contract. There can be no assurance that we will be successful in the litigation. If we are not successful, the outcome could have a material adverse effect on our financial condition and results of operations.

OUR INRANGE SUBSIDIARY IS SUBJECT TO VARIOUS RISKS AND ANY MATERIAL ADVERSE EFFECT ON INRANGE COULD MATERIALLY ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     On December 31, 2001, we owned approximately 89.5% of the total number of outstanding shares of common stock of Inrange Technologies Corporation. Based on the closing price of Inrange's Class B common stock on March 15, 2002, Inrange's market capitalization was approximately $827.35 million. Inrange is a high technology company and is subject to additional and different risks, and its public equity trades similarly to other technology businesses.

     The impact to Inrange's business subsequent to the events on September 11, 2001 reduced its third quarter 2001 results and as a consequence, negatively affected its full 2001 year-end results. Inrange's business could be adversely impacted by continued economic softening. Any adverse effect on Inrange could affect us.

     In addition to the risks described in this prospectus for our business as a whole, Inrange's business will suffer if it fails to develop, successfully introduce and sell new and enhanced high quality, technologically advanced cost-effective products that meet the changing needs of its customers on a timely basis. Inrange's competitors may develop new and more advanced products on a regular basis. Inrange relies on a sole manufacturer to produce one of its key products and on sole sources of supply for some key components in its products. Any disruption in these relationships could increase product costs and reduce Inrange's ability to provide its products or develop new products on a timely basis. The price for Inrange's products may decrease in response to competitive pricing pressures, maturing life cycles, new product introductions and other factors. Accordingly, Inrange's profitability may decline unless it can reduce its production and sales costs or develop new higher margin products.

     The foregoing is a summary of the risk factors applicable to Inrange. For a more complete description of those risks, please see "Factors That May Affect Future Results" in Inrange's annual report of Form 10-K for the fiscal year ended December 31, 2001, which section is hereby incorporated by reference in this prospectus. See "Where You Can Find More Information."

DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING AND BUSINESS FACTORS COULD NEGATIVELY AFFECT OUR INTERESTS AND BUSINESS EFFORT.

     In 2001, on a pro forma basis for our acquisition of UDI, approximately 29% of our sales were international, including export sales. In addition, in 2001, approximately 40.5% of Inrange's sales were international, including export sales. We are seeking to increase our sales outside the United States. Our international operations require us to comply with the legal requirements of foreign jurisdictions and expose us to the political consequences of operating in foreign jurisdictions. Our foreign business operations also are subject to the following risks:

          o difficulty in managing, operating and marketing our international operations because of distance, as well as language and cultural differences;

          o increased strength of the U.S. dollar will increase the effective price of our products sold in U.S. dollars, which may have a material adverse effect on sales or require us to lower our prices and also decrease our reported revenues or margins in respect of sales conducted in foreign currencies to the extent we are unable or determine not to increase local currency prices; likewise, decreased strength of the U.S. dollar could have a material adverse effect on the cost of materials and products purchased overseas;

          o difficulty entering new international markets due to greater regulatory barriers than the United States and differing political systems;

          o increased costs due to domestic and foreign customs and tariffs, potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries, and transportation and shipping expenses;

          o credit risk or financial condition of local customers and distributors;

          o    potential difficulties in staffing and labor disputes;

          o    risk of nationalization of private enterprises;

          o    increased costs of transportation or shipping;

          o ability to obtain supplies from foreign vendors and ship products internationally during times of crisis or otherwise;

          o    potential difficulties in protecting intellectual property;

          o    potential imposition of restrictions on investments; and

          o local political and social conditions, including the possibility of hyperinflationary conditions and political instability in certain countries.

     As we continue to expand our international operations, including as a result of the UDI acquisition, these and other risks associated with international operations are likely to increase. In addition, as we enter new geographic markets, we may encounter significant competition from the primary participants in those markets, some of which may have substantially greater resources than we do.

FUTURE INCREASES IN THE NUMBER OF SHARES OF OUR COMMON STOCK SOLD ON THE PUBLIC MARKET, OR THE PERCEPTION THAT THESE SALES COULD OCCUR, COULD ADVERSELY AFFECT OUR COMMON STOCK PRICE. MOREOVER, FUTURE INCREASES IN THE NUMBER OF SHARES OF OUTSTANDING COMMON STOCK COULD DILUTE OUR EARNINGS PER SHARE.

     Sales of a substantial number of shares of common stock into the public market, or the perception that these sales could occur, could have a material adverse effect on our stock price. If certain conditions are met, the February LYONs and May LYONs could be converted into shares of our common stock. The shares covered by the February LYONs and the May LYONs have been registered under the Securities Act. Subject to adjustment, the February LYONs and May LYONs could be converted into an aggregate of 6.6 million shares of common stock. In addition, as of January 31, 2002, approximately 9.8 million shares of our common stock are issuable upon exercise of outstanding stock options by employees and non-employee directors. As of January 31, 2002, under our employee stock option plan and non-employee director stock option plan, approximately 4.5 million shares of our common stock are reserved for future issuance of additional options and shares under these plans. This registration statement allows certain executives to sell on the public market up to 1.5 million shares of common stock issuable upon the exercise of currently outstanding options. These sales, or the perception that these sales could occur, could impact our common stock price. Additionally, we may issue a significant number of additional shares in connection with our acquisitions. We also have filed a shelf registration statement for 4.3 million shares of common stock that may be issued in connection with acquisitions. This shelf registration statement is filed for a total of $1,000.0 million of securities to be sold by the Company, which may be used in connection with an offering of debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units for general corporate purposes. We have also filed a registration statement to register 366,418 shares of our common stock which may be issued upon the exercise of certain warrants issued by GCA Corporation in 1987, which was acquired by General Signal in 1988, and subsequently acquired by us in 1998. As of April 1, 2002, warrants to purchase 231,481 shares of our common stock have been exercised and the remaining 134,937 warrants will expire on April 23, 2002, if not previously exercised. The issuance of any such additional shares also could have a dilutive effect on our earnings per share.

PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW MAY DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, AND, ACCORDINGLY, WE MAY NOT CONSUMMATE A TRANSACTION THAT OUR STOCKHOLDERS CONSIDER FAVORABLE.

     Provisions of our Certificate of Incorporation and By-laws may inhibit changes in our control not approved by our Board. These provisions include, for example, a staggered board of directors; a prohibition on stockholder action by written consent; a requirement that special stockholder meetings be called only by our Chairman, President and Chief Executive Officer or our Board; advance notice requirements for stockholder proposals and nominations; limitations on stockholders' ability to amend, alter or repeal the By-laws; enhanced voting requirements for certain business combinations involving substantial stockholders; the authority of our Board to issue, without stockholder approval, preferred stock with terms determined in its discretion; and limitations on stockholders' ability to remove directors. We also have a rights plan designed to make it more costly and thus more difficult to gain control of us without the consent of our Board. In addition, we are afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. In general,
Section 203 prohibits us from engaging in a "business combination" with an "interested stockholder" (each as defined in Section 203) for at least three years after the time the person became an interested stockholder unless certain conditions are met.

                     RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of SPX for the years ended December 31, 1997, 1998, 1999, 2000, and 2001.



                                                              FISCAL YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------
                                                         1997    1998(3)     1999     2000    2001
                                                        ------- ---------   ------   ------  ------
Ratio of earnings to fixed charges(1) (2)...........      7.7    (0.3)        1.8      3.0     2.2

(1) For the purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations and fixed charges. Fixed charges include gross interest expense, amortization of deferred financing expenses and an amount equivalent to interest included in rental charges. We have assumed that one-third of rental expense is representative of the interest factor.

(2)  There are no shares of preferred stock issued and outstanding.

(3) For the fiscal year ended December 31, 1998, earnings were not sufficient to cover fixed charges by approximately $42.0 million.


                              USE OF PROCEEDS

     Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale by us of our securities for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures, acquisitions and the repurchase of our common stock. Additional information on the use of net proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement relating to such offering. We will not receive any proceeds from any sales by the selling stockholders of their shares of common stock.

                            SELLING STOCKHOLDERS

     We are registering 1,520,166 shares of common stock covered by this prospectus for reoffers and resales by certain executives of SPX. All of the shares offered by the selling stockholders have been or will be acquired upon the exercise of options granted pursuant to SPX non-plan options in consideration of employment. The selling stockholders have other options, including options granted under option plans; the shares underlying those options are not covered by this prospectus. As used in this prospectus, selling stockholders will refer to these individuals, along with any pledgees, donees, transferees or other successors-in-interest who may later hold the selling stockholders' interests, who are selling shares received after the date of this prospectus from a named selling stockholder as a gift, pledge, or other non-sale related transfer. In addition, upon the Company being notified by a selling stockholder that a pledgee, donee, transferee or other successor-in-interest intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed to the extent required by law.

     The following table sets forth information with respect to the number of shares of common stock beneficially owned by each of the selling stockholders as of March 31, 2002. As of March 15, 2002, there were 40,814,820 shares of common stock outstanding.

     Pursuant to the rules of the SEC, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted.

---------------------------------------- --------------------- --------------------- ----------------------------------
                                         SHARES BENEFICIALLY                               SHARES BENEFICIALLY
                                          OWNED AS OF MARCH                                       OWNED
                                          31, 2002 AND PRIOR                                AFTER THE SALE OF
                                            TO THE SALE OF                                SHARES COVERED BY THIS
                                          SHARES COVERED BY         NUMBER OF                 PROSPECTUS (3)
  NAME OF SELLING STOCKHOLDER AND        THIS PROSPECTUS (1)    SHARES COVERED BY    ----------------------------------
         POSITION WITH SPX                       (2)           THIS PROSPECTUS (2)        NUMBER           PERCENT
---------------------------------------- --------------------- --------------------- ----------------- ----------------
John B. Blystone                               1,268,458 (4)        1,050,160            218,298              *
Chairman, President and Chief
Executive Officer
---------------------------------------- --------------------- --------------------- ----------------- ----------------
Charles A. Bowman                                 11,309 (5)        45,000 (6)            11,309              *
Director of Corporate Finance
---------------------------------------- --------------------- --------------------- ----------------- ----------------
Christopher Kearney                               97,125 (7)       100,000 (8)            97,125              *
Vice President, Secretary and
General Counsel
---------------------------------------- --------------------- --------------------- ----------------- ----------------
Patrick J. O'Leary                               335,607 (9)         225,006             110,601              *
Vice President Finance, Treasurer
and Chief Financial Officer
---------------------------------------- --------------------- --------------------- ----------------- ----------------
Thomas J. Riordan                                 96,628 (10)      100,000 (11)           96,628              *
President, Transportation and
Industrial Solutions
---------------------------------------- --------------------- --------------------- ----------------- ----------------
         Total                                 1,809,127 (12)     1,520,166 (13)       533,961 (14)          1.3
---------------------------------------- --------------------- --------------------- ----------------- ----------------

* Less than 1%.

(1) The amounts included in this column do not include any shares underlying options held by the selling stockholder that are not exercisable within 60 days of March 31, 2002.

(2) Not all of the shares covered by this prospectus are deemed beneficially owned by the selling stockholder because some of the shares underly options that are not exercisable within 60 days of March 31, 2002. Accordingly, the selling stockholder may be deemed to beneficially own, in accordance with SEC rules, as of March 31, 2002, fewer shares than are covered by this prospectus.

(3) Assumes all shares offered hereby are sold and no additional shares become beneficially owned.

(4) Includes 1,251,153 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002, 1,050,160 of which are offered hereby. Excludes 190 shares held by The Blystone Foundation as to which Mr. Blystone disclaims beneficial ownership. Mr. Blystone, his wife and Mr. Kearney are directors of The Blystone Foundation.

(5) Includes 10,632 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002. None of these shares are offered hereby.

(6) Consists of 45,000 shares not deemed to be beneficially owned because they may be acquired upon the exercise of options that will not vest within 60 days of March 31, 2002.

(7) Includes 82,347 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002. None of these shares are offered hereby. Does not include 321 shares owned by Mr. Kearney's sons as to which Mr. Kearney disclaims beneficial ownership.

(8) Consists of 100,000 shares not deemed to be beneficially owned because they may be acquired upon the exercise of options that will not vest within 60 days of March 31, 2002.

(9) Includes 315,939 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002, 225,006 of which are offered hereby.

(10) Includes 63,492 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002. None of these shares are offered hereby.

(11) Consists of 100,000 shares not deemed to be beneficially owned because they may be acquired upon the exercise of options that will not vest within 60 days of March 31, 2002.

(12) Includes 1,806,844 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002, 1,275,166 of which are offered hereby.

(13) Includes 1,275,166 shares deemed to be beneficially owned and 245,000 shares not deemed to be beneficially owned because they may be acquired upon the exercise of options that will not vest within 60 days of March 31, 2002.

(14) Includes 448,397 shares issuable upon the exercise of options that will vest within 60 days of March 31, 2002.


                          SECURITIES WE MAY ISSUE

OVERVIEW

     This prospectus describes the securities we may issue from time to time. The remainder of this section provides some background information about the manner in which the securities may be held, then describes the terms of the two basic categories of securities:

          o    our debt securities, which may be senior or subordinated;

          o    our common stock.

          o    our preferred stock;

          o    our warrants; and

          o    our stock purchase contracts and stock purchase units.

PROSPECTUS SUPPLEMENTS

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     The applicable prospectus supplement to be attached to the front of this prospectus will describe the terms of any securities that we offer and any initial offering price to the public in that offering, the purchase price and net proceeds that we will receive and the other specific terms related to our offering of the securities. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part.

LEGAL OWNERSHIP OF SECURITIES

   HOLDERS OF SECURITIES

     BOOK-ENTRY HOLDERS. We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. We may issue any of the other securities offered hereby in book-entry form. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

     We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and all payments on the securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

     As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

     STREET NAME HOLDERS. In the future, we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in "street name." Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

     For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

     LEGAL HOLDERS. We, and any third parties employed by us or acting on your behalf, such as trustees, depositories and transfer agents, are obligated only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

     For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

     When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

     SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS. If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

          o    how it handles securities payments and notices;

          o    whether it imposes fees or charges;

          o how it would handle a request for the holders' consent, if ever required;

          o whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;

          o how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

          o if the securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

GLOBAL SECURITIES

     WHAT IS A GLOBAL SECURITY? A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.

     Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominee. The financial institution that is selected for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form. Beneficial interests in global securities will be shown on, and transfers of global securities will be reflected through, records maintained by DTC and its participants.

     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise or as otherwise described in the prospectus supplement. We describe those situations below under "-- Special Situations When a Global Security Will Be Terminated." As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

     SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead will deal only with the depositary that holds the global security.

     If securities are issued only in the form of a global security, an investor should be aware of the following:

          o An investor cannot cause the securities to be registered in his or her name, and cannot obtain physical certificates for his or her interest in the securities, except in the special situations we describe below.

          o An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under "-- Holders of Securities" above.

          o An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

          o An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

          o The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, such as trustees and transfer agents, have any responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee do not supervise the depositary in any way.

          o DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well.

          o Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

     SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "-- Holders of Securities."

     The special situations for termination of a global security are as follows:

          o if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within a specified time period; or

          o    if we elect to terminate that global security.

     The applicable prospectus supplement may also list additional situations for terminating a global security that would apply to a particular series of securities covered by the applicable prospectus supplement. If a global security is terminated, only the depositary is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

                       DESCRIPTION OF DEBT SECURITIES



     We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of our senior or subordinated debt securities that are common to all series. Most of the financial and other terms of any series of debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus.

     As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an "indenture." An indenture is a contract between us and a financial institution, in this case, The Chase Manhattan Bank, acting as trustee on your behalf. The indenture will be subject to and governed by the Trust Indenture Act of 1939. The trustee has two main roles:

          o First, subject to some limitations, the trustee can enforce your rights against us if we default.

          o Second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

     Because we may issue both senior debt securities and subordinated debt securities, our references to the indenture are to each of the senior indenture and the subordinated indenture, unless the context requires otherwise. In this section, we refer to these indentures collectively as the "indentures."

     Because this section is a summary of the material terms of the indentures, it does not describe every aspect of the debt securities. We urge you to read the indentures because they, and not this description, define your rights as a holder of debt securities. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the forms of the indentures as exhibits to a registration statement that we have filed with the SEC, of which this prospectus is a part. See "Where You Can Find More Information," for information on how to obtain copies of the indentures. The indentures are subject to any amendments or supplements as we may enter into from time to time which are permitted under the indenture.

GENERAL

     The debt securities will be unsecured obligations of our company. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate and junior in right of payment to all our existing and future senior indebtedness, as defined below.

     Our debt securities are effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables and capital lease obligations) of any of our subsidiaries. This may affect your ability to receive payments on our debt securities. See "Risk Factors--Our debt securities will be structurally subordinated. This may affect your ability to receive payments on our debt securities."

     You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement:

          o The title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities.

          o The aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued and the date or dates when the principal of the debt securities will be payable or how those dates will be determined.

          o The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined.

          o    The security, if any, which may secure any debt securities.

          o The date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months.

          o The place or places, if any, other than or in addition to New York City, of payment, transfer, conversion and exchange of the debt securities and where notices or demands to or upon us in respect of the debt securities may be served.

          o    Any optional redemption provisions.

          o Any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities.

          o Whether the amount of payments of principal of, or premium, if any, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined.

          o Any changes or additions to the events of default under the applicable indenture or our covenants, including additions of any restrictive covenants, with respect to the debt securities.

          o If not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined.

          o Any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the applicable indenture that will apply to the debt securities.

          o Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

          o If other than the trustee, the name of any paying agent, security registrar and transfer agent for the debt securities.

          o If the debt securities are not to be issued in book-entry form only and held by The Depositary Trust Company, as depositary, the form of such debt securities, including whether such debt securities are to be issuable in permanent or temporary global form, as registered securities, bearer securities or both, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations.

          o If other than U.S. dollars, the currency or currencies of such debt securities.

          o The person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date.

          o The denomination or denominations that the debt securities will be issued, if other than denominations of $1,000 or any integral multiples in the case of the registered securities and $5,000 or any integral multiples in the case of the bearer securities.

          o Whether such debt securities will be convertible into or exchangeable for any other securities or property and, if so, the terms and conditions upon which such debt securities will be so convertible or exchangeable.

          o A discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities.

          o Whether and under what circumstances we will pay additional amounts to non-U.S. holders in respect of any tax assessment or government charge, and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts.

          o Whether payment of any amounts due under the applicable indenture will be guaranteed by one or more of our subsidiaries.

          o Any other terms of the debt securities that are consistent with the provisions of the indenture.

     For purposes of this prospectus, any reference to the payment of principal of, premium or interest, if any, on debt securities will include additional amounts if required by the terms of such debt securities.

     The indentures do not limit the amount of debt securities that we are authorized to issue from time to time. The indentures also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term "debt securities" means the series of debt securities for which each respective trustee is acting. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities for which it is trustee. If two or more trustees are acting under the indenture, then the debt securities for which each trustee is acting would be treated as if issued under separate indentures.

     We may issue debt securities with terms different from those of debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series without limit unless the reopening was restricted when that series was created.

     There is no requirement that we issue debt securities in the future under any indenture, and we may use other indentures or documentation, containing materially different provisions in connection with future issues of other debt securities.

     We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

     In addition, special United States federal income tax considerations or other restrictions or other terms applicable to any debt securities offered exclusively to foreigners or denominated in a currency other than U.S. dollars may also be set forth in the prospectus supplement, if applicable.

CONVERSION AND EXCHANGE

     If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

          o the conversion price or exchange ratio, or the calculation method for such price or ratio;

          o the conversion or exchange period, or how such period will be determined;

          o if conversion or exchange will be mandatory or at the option of the holder or our company;

          o provisions for adjustment of the conversion price or the exchange ratio; and

          o provisions affecting conversion or exchange in the event of the redemption of the debt securities.

     Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

ADDITIONAL MECHANICS

   FORM, EXCHANGE AND TRANSFER

     The debt securities will be issued:

          o    as registered securities; or

          o as bearer securities with interest coupons attached, unless otherwise stated in the prospectus supplement; however, the debt securities will not be bearer securities unless otherwise stated in the prospectus supplement; or

          o    in global form, see "Securities We May Issue -- Global
               Securities;" or

          o in denominations that are integral multiples of $1,000, in the case of registered securities, and in integral multiples of $5,000, in the case of bearer securities.

     You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

     You may exchange or transfer registered securities of a series at the office of the trustee in New York City. That office is currently located at The Chase Manhattan Bank, 450 West 33rd Street, New York, New York 10001,
Attn: Institutional Trust Services. The trustee maintains the list of registered holders and acts as our agent for registering debt securities in the names of holders and transferring debt securities. However, we may appoint another trustee to act as our agent or act as our own agent. If provided in the prospectus supplement, you may exchange your bearer securities for registered securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the transfer agent is satisfied with your proof of ownership.

     If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may refuse any transfer or exchange of debt securities for 15 days before the day we mail the notice of redemption or publish such notice (in the case of bearer securities) and ending on the day of that mailing or publication in order to freeze the list of holders to prepare the mailing. At our option, we may mail or publish such notice of redemption through an electronic medium. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

   PAYING AND PAYING AGENTS

     If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day, usually about two weeks in advance of the interest due date, is called the "Regular Record Date" and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called "accrued interest."

     With respect to registered securities, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. That office is currently located at The Chase Manhattan Bank, 450 West 33rd Street, New York, New York 10001,
Attn: Institutional Trust Services. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks or making wire transfers.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     If bearer securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such debt securities in any city located outside the United States required by such stock exchange. The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for such interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of our company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium and interest, if any, on bearer securities payable in U.S. dollars will be made at the office of our paying agent in The City of New York if (but only if) payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of debt securities.

   NOTICES

     With respect to registered securities, we and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, we and the trustee will give notice by publication in a newspaper of general circulation in the City of New York or in such other cities that may be specified in a prospectus supplement. At our option, we may send or publish notices through an electronic medium as specified in the applicable prospectus supplement.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

     WHAT IS AN EVENT OF DEFAULT? Unless otherwise specified in the prospectus supplement, the term "event of default" in respect of the debt securities of your series means any of the following:

          o We do not pay the principal of or any premium on a debt security of such series on its due date whether at maturity, upon redemption or upon acceleration.

          o We do not pay interest on a debt security of such series within 30 days of its due date.

          o We do not deposit any sinking fund payment in respect of debt securities of such series on its due date.

          o We remain in breach of a covenant in respect of debt securities of such series for 60 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of such series.

          o We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

          o Any other event of default in respect of debt securities of such series described in the prospectus supplement occurs.

     The events of default described above may be modified as described in the applicable prospectus supplement. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. Each series will have separate rights upon an event of default. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization related to the Company, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. There are special notice and timing rules which apply to the acceleration of subordinated debt securities which are designed to protect the interests of holders of senior debt. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if (1) all existing events of default, other than the nonpayment of principal of or premium or interest, if any, on the debt securities of such series which have become due solely because of the acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of the holders unless the holders offer the trustee reasonable protection from expenses and liability, called an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of such right, remedy or event of default.

     Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

          o You must give the trustee written notice that an event of default has occurred and remains uncured.

          o The holders of not less than 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

          o The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

          o The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

     Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium or interest or (2) in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION OR TO MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     Each year, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indentures and the debt securities, or else specifying any default.

NO PROTECTION IN THE EVENT OF CHANGE OF CONTROL

     The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a sudden and significant decline in our credit quality or a recapitalization transaction, a change of control of SPX or a highly leveraged transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at the time or otherwise affect our capital structure or credit rating. If we offer any covenants of this type or provisions with respect to any debt securities in the future, we will describe them in the applicable prospectus supplement.

COVENANTS

     Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell, lease, assign, transfer or otherwise convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

          o either we will be the surviving corporation or, if we merge out of existence or sell assets, the entity into which we merge or to which we sell assets must agree to be legally responsible for the debt securities and be a corporation organized and existing under the laws of the United States or any state thereof;

          o immediately after the merger or transfer of assets, no default on the debt securities can exist. A default for this purpose includes any event that would be an event of default if the requirements for giving a default notice or of having the default exist for a specific period of time were disregarded;

          o we must deliver certain certificates and documents to the trustee; and

          o we must satisfy any other requirements specified in the prospectus supplement.

MODIFICATION OR WAIVER

     There are three types of changes we can make to the indentures and the debt securities.

     CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt securities without your specific approval. Except as otherwise specified in the prospectus supplement, the following is a list of those types of changes:

          o extending the stated maturity of the principal of or reducing the rate or extending the time for payment of interest on a debt security;

          o reducing any amounts due on a debt security or payable upon acceleration of the maturity of a security following a default;

          o changing the place (except as otherwise described in this prospectus) or currency of payment on a debt security;

          o impairing your right to sue for payment or to convert or exchange a security;

          o changing the currency in which any debt securities are payable;

          o in the case of subordinated debt securities, modifying the subordination provisions in a manner that is adverse as a whole to holders of the subordinated debt securities;

          o in the case of senior debt securities, modifying the securities to subordinate the securities to other indebtedness;

          o reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

          o reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

          o reducing the requirements for quorum or voting with respect to the debt securities;

          o modifying any other aspect of the provisions of the indenture dealing with modification and waiver except to increase the voting requirements;

          o changing our obligations to pay additional amounts which are required to be paid to holders with respect to taxes imposed on such holders in certain circumstances; and

          o    other provisions specified in the prospectus supplement.

     CHANGES REQUIRING A MAJORITY VOTE. The second type of change to the indenture and the outstanding debt securities is the kind that requires a vote in favor by holders of outstanding debt securities owning a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except as described under "--Changes Requiring Your Approval" above and for clarifying changes and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect as described under "--Changes Not Requiring Approval." The same vote would be required for us to obtain a waiver of all or part of certain covenants in the applicable indenture, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the outstanding debt securities listed in the first category described previously under "-- Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

     CHANGES NOT REQUIRING APPROVAL. The third type of change does not require any vote by holders of outstanding debt securities. From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

     (1) to provide that the surviving entity following a change of control of SPX permitted under the indenture shall assume all of our obligations under the indenture and debt securities;

     (2) to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended, or in a manner such that the uncertificated debt securities are as described in Section 163(f)(2)(B) of the Internal Revenue Code of 1986, as amended);

     (3)  to add guarantees with respect to the debt securities;

     (4)  to secure the debt securities;

     (5) to add to the covenants of the Company for the benefit of the holders of the debt securities;

     (6) to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

     (7) to cure any ambiguity, defect or inconsistency, or make any other change or changes that do not adversely affect the rights of the holders taken as a whole;

     (8) to issue and establish the form and terms and conditions of debt securities of any series and any related coupons; and

     (9) to appoint a successor trustee under the indenture with respect to one or more series.

     FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

          o for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default; and

          o for debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

     Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance -- Full Defeasance."

     We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures.

     We are not required to set a record date. If we set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify. We may shorten or lengthen this period from time to time.

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE SEEK TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

SATISFACTION AND DISCHARGE

     Unless otherwise specified in the prospectus supplement, the indentures will cease to be of further effect, and we will be deemed to have satisfied and discharged the indentures with respect to a particular series of debt securities, when the following conditions have been satisfied:

          o all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year,

          o we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable),

          o we have paid or caused to be paid all other sums payable under the indentures in respect of that series, and

          o we have delivered to the trustee an officer's certificate and opinion of counsel, each stating that all these conditions have been complied with.

     We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

DEFEASANCE

     The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we choose to do so, we will state that in the applicable prospectus supplement and describe any changes to these provisions.

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called "full defeasance", if we put in place the following other arrangements for you to be repaid:

          o We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates including, possibly, their earliest redemption date.

          o Under current federal tax law, the deposit and our legal release from the debt securities would likely be treated as though you surrendered your debt securities in exchange for your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you surrendered. In order for us to effect a full defeasance, we must deliver to the trustee a legal opinion confirming that you will not recognize income gain or loss for federal income tax purposes as a result of the defeasance and that you will not be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

          o We must comply with any additional provisions set forth in the prospectus supplement.

     If we accomplish a full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any applicable subordination provisions on the subordinated debt securities described below under "-- Subordination."

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants in the debt securities, if any. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities, and you would be released from any applicable subordination provisions on the subordinated debt securities described later under "-- Subordination." In order to achieve covenant defeasance, we must do the following:

          o We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

          o We must deliver to the trustee a legal opinion confirming that under then current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

          o We must comply with any additional provisions set forth in the prospectus supplement.

     If we accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply unless otherwise specified:

          o our promises regarding conduct of our business and other matters and any other covenants applicable to the series of debt securities that will be described in the prospectus supplement; and

          o the definition of an event of default as a breach of such covenants that may be specified in the prospectus supplement.

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

     In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us from making payments of principal, premium, and interest, if any, on the senior debt securities or subordinated debt securities of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

RANKING

     Unless provided otherwise in the applicable prospectus supplement, the debt securities will not be secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors and therefore rank behind our secured creditors to the extent of the collateral securing their claims. The senior debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities. See "-- Subordination" for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties. In addition, the senior and subordinated debt securities will be effectively subordinated to the indebtedness of our subsidiaries. See "Risk Factors -- Our debt securities will be structurally subordinated. This may affect your ability to receive payments on our debt securities."

SUBORDINATION

     Unless the prospectus supplement provides otherwise, the following provisions will apply to the subordinated debt securities:

     The payment of principal, any premium and interest on the subordinated debt securities is subordinated in right of payment to the prior payment in full of all of our senior indebtedness. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our senior indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on the senior indebtedness before you and the other holders of subordinated debt securities will be entitled to receive any payment or distribution (other than in the form of subordinated securities) on the subordinated debt securities. These circumstances include the following circumstances:

          o We make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, or as part of an assignment or marshalling of our assets for the benefit of our creditors.

          o We file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur.

          o The maturity of the subordinated debt securities is accelerated. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and immediately payable or may be automatically accelerated due to an event of default as described under "-- Events of Default."

     In addition, we are generally not permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on our senior indebtedness and do not cure such default. We are also prohibited from making payments on subordinated debt securities if an event of default (other than a payment default) that permits the holders of senior indebtedness to accelerate the maturity of the senior indebtedness occurs and we and the trustee have received a notice of such event of default. However, unless the senior indebtedness has been accelerated because of that event of default, this payment blockage notice cannot last more than 179 days.

     These subordination provisions mean that if we are insolvent a holder of senior indebtedness is likely to ultimately receive out of our assets more than a holder of the same amount of our subordinated debt securities, and a creditor of our company that is owed a specific amount but who owns neither our senior indebtedness nor our subordinated debt securities may ultimately receive less than a holder of the same amount of senior indebtedness and more than a holder of subordinated debt securities.

     The subordinated indenture does not limit the amount of senior indebtedness we are permitted to have and we may in the future incur additional senior indebtedness.

     "Senior indebtedness" is defined in the subordinated indenture as the principal of, and premium, if any, and unpaid interest on

          o indebtedness of SPX Corporation whether outstanding on the date of the subordinated indenture or thereafter created, incurred, assumed or guaranteed, for money borrowed, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such indebtedness is not senior or prior in right of payment to the subordinated debt securities. This includes the indebtedness of others guaranteed by SPX Corporation, the February LYONs and May LYONs, and

          o renewals, extensions, modifications and refunding of any such indebtedness.

     If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

THE TRUSTEE

     The initial trustee under each indenture will be The Chase Manhattan Bank. The Chase Manhattan Bank will also be the initial paying agent and registrar for the debt securities. The Chase Manhattan Bank is also the trustee and note registrar for our February LYONs and May LYONs and provides, and may continue to provide loans and other banking services to us in the ordinary course of its business.

     Each indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of the debt securities will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     Each indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

     Each trustee may resign or be removed with respect to one or more series of securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of securities under one of the indentures, each such trustee shall be a trustee of a trust separate and apart from the trust administered by any other such trustee and any action described herein to be taken by the "trustee" may then be taken by each such trustee with respect to, and only with respect to, the one or more series of securities for which it is trustee.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                        DESCRIPTION OF CAPITAL STOCK

GENERAL

     As of March 15, 2002, our authorized capital stock consists of 100.0 million shares of common stock, par value $10.00 per share, and 3.0 million shares of preferred stock, without par value. As of March 15, 2002, 40,814,820 shares of common stock were issued and outstanding (not including treasury shares) and 500,000 shares have been designated as Series A Preferred Stock, none of which is issued and outstanding.

     The following description of our capital stock and provisions of our Certificate of Incorporation and By-laws are only summaries and we encourage you to review complete copies of our Certificate of Incorporation and By-laws, which we have previously filed with the SEC.

COMMON STOCK

     The holders of our common stock are entitled to have dividends declared in cash, property, or other securities out of any of our net profits or net assets legally available therefor as and when declared by our Board of Directors. In the event of the liquidation or dissolution of our business, the holders of common stock will be entitled to receive ratably the balance of net assets available for distribution after payment of any liquidation or distribution preference payable with respect to any then outstanding shares of our preferred stock. Each share of common stock is entitled to one vote with respect to matters brought before the stockholders, except for the election of any directors who may be elected by vote of any outstanding shares of preferred stock voting as a class.

     Our common stock is traded on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "SPW."

PREFERRED STOCK

     The rights and privileges of our common stock may be subordinate to the rights and preferences of any of our preferred stock. The particular terms of any series of preferred stock offered hereby will be set forth in a prospectus supplement. The description of the terms of a particular series of preferred stock that will be set forth in the applicable prospectus supplement does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to such series.

     The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption, retirement and sinking fund provisions and liquidation preferences, if any, and any other right permitted under Delaware law, of the preferred stock of each series will be fixed or designated pursuant to a certificate of designation adopted by our Board or a duly authorized committee of our Board and set forth in a prospectus supplement hereto. The terms, if any, on which shares of any series of preferred stock are convertible or exchangeable into common stock or any other security, including debt securities, will also be set forth in the prospectus supplement relating thereto. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of common stock or other securities to be received by the holders of preferred stock would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The provisions of Delaware law, our Certificate of Incorporation and By-Laws may have the effect of delaying, deferring or discouraging another person from acquiring control of our company, including takeover attempts that might result in a premium over the market price for the shares of common stock.

   Delaware Law

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless:

          o before the person became an "interested stockholder," the board of directors of the corporation approved the transaction in which the "interested stockholder" became an "interested stockholder" or approved the business combination;

          o upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation that was outstanding at the time the transaction commenced. For purposes of determining the number of shares outstanding, shares owned by directors who are also officers of the corporation and shares owned by employee stock plans, in specified instances, are excluded; or

          o at or after the time the person became an "interested stockholder," the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder."

     A "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or any majority-owned subsidiary, transactions which increase an "interested stockholder's" percentage ownership of stock of the corporation or any majority-owned subsidiary, and receipt of various financial benefits from the corporation or any majority-owned subsidiary. In general, an "interested stockholder" is defined as any person or entity that is the beneficial owner of at least 15% of a corporation's outstanding voting stock or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years.

     A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

     Certificate of Incorporation and By-Law Provisions

     Our Certificate of Incorporation and By-Laws provide:

     o a staggered Board of Directors so that it would take three successive annual meetings to replace all directors;

     o    a prohibition on stockholder action through written consents;

     o a requirement that special meetings of stockholders be called only by our Chairman, President and Chief Executive Officer or our Board;

     o advance notice requirements for stockholder proposals and nominations;

     o limitations on the ability of stockholders to amend, alter or repeal the By-laws;

     o enhanced voting requirements for certain business combinations involving substantial stockholders;

     o the authority of our Board of Directors to issue, without stockholder approval, preferred stock with such terms as our Board may determine; and

     o    limitations on the ability of stockholders to remove directors.

     Limitations of Liability and Indemnification of Directors and Officers

     Our Certificate of Incorporation limits the liability of directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

     o for any breach of the director's duty of loyalty to us or our stockholders;

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

     o under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; or

     o for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

RIGHTS PLAN

     On June 25, 1996, our Board of Directors adopted a rights plan. Our rights plan, as amended, is designed to make it more costly and thus more difficult to gain control of us without the consent of our Board of Directors. The description presented below is intended as a summary only and is qualified in its entirety by reference to the rights agreement, as amended, which is an exhibit to the registration statement of which this prospectus is a part.

     Our rights plan provides that each of our shares of common stock will have the right to purchase from us one one-thousandth of a share of a new Series A Preferred Stock at a price of $200 per one-thousandth of a share, subject to customary anti-dilution protection adjustment.

     The rights are attached to all certificates representing outstanding shares of our common stock, and no separate right certificates have been distributed. The rights will separate from the shares of our common stock approximately 10 days after someone acquires beneficial ownership of 20% or more of the outstanding common stock, or commences a tender offer or exchange offer for 20% or more of the outstanding common stock.

     After rights separate from our common stock, certificates representing the rights will be mailed to record holders of our common stock. Once distributed, the separate right certificates alone will represent the rights.

     The rights are not exercisable until the date rights separate and will expire on June 25, 2006, unless extended or unless earlier redeemed or exchanged by us.

     The shares of Series A Preferred Stock purchasable upon exercise of the rights are non-redeemable. Each share of Series A Preferred Stock has a minimum preferential quarterly dividend payment of $5.00 per share and an amount equal to 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate amount per share equal to 1,000 times the aggregate payment per share made to holders of common stock.

     Each share of Series A Preferred Stock will have 1,000 votes, voting together with the shares of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. The rights are protected by customary anti-dilution provisions.

     If, after any person or group becomes an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, each holder of a right will have a right to receive upon exercise of a right the number of shares of common stock of the acquiring company, having a value equal to two times the exercise price of the right. If any person or group becomes an acquiring person, each holder of a right will have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right. Following the occurrence of the events described above, rights beneficially owned by any acquiring person at the time of such transaction will be void and may not be exercised.

     At any time after any person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, the Board may exchange the rights (other than rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock or one one-thousandth of a share of Series A Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges) per right, subject to adjustment.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of common stock, the Board may redeem the rights in whole, but not in part, at a price of $0.01 per right.

     The terms of the rights may generally be amended by the Board without the consent of the holders of the rights.

     Until a right is exercised, the holder will have no rights as a stockholder.

     The rights should not interfere with any merger or other business combination approved by the Board since the rights may be redeemed by us at the redemption price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is EquiServe.

                          DESCRIPTION OF WARRANTS

     We may issue debt warrants for the purchase of debt securities or common stock warrants for the purchase of our common stock. Debt warrants and common stock warrants are referred to in this prospectus collectively as "securities warrants." Securities warrants may be issued independently or together with any debt securities or common stock offered by any prospectus supplement and may be attached to or separate from those debt securities or common stock.

     Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with warrant certificates evidencing the securities warrants. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of warrant certificates or beneficial owners of securities warrants.

     The following description summarizes the general terms of the form of warrant agreements and warrant certificates which have been filed as exhibits to the registration statement of which this prospectus forms a part. The following description and any description of the securities warrants in a prospectus supplement may not be complete and are subject to and qualified in their entirety by reference to the terms and provisions of the warrant agreements and warrant certificates. You should read the warrant agreement and warrant certificates for provisions summarized below and others that may be important to you.

GENERAL

     The prospectus supplement relating to a particular series of the securities warrants will include the specific forms of the series, including, where applicable, the following:

          o    the title of the securities warrants;

          o    the offering price;

          o the currency or currency units in which the purchase price for offered securities warrants may be payable;

          o the title, total principal amount, currency or currency units and other terms of debt securities purchasable upon exercise of debt warrants;

          o the number of shares of common stock purchasable upon the exercise of a common stock warrant;

          o the redemption or call provisions, if any, applicable to the securities warrants;

          o the designation and terms of the debt securities with which the offered debt warrants are issued and the number of debt warrants issued with each such debt security;

          o the date on and after which the securities warrants and the related debt securities or shares of common stock will be separately transferable;

          o the price and currency or currency units at which the amount of debt securities or shares of common stock, as the case may be, may be purchased upon exercise;

          o the date on which the right to exercise the securities warrants begins and the date on which the right to exercise expires;

          o the procedures and conditions relating to the exercise of securities warrants;

          o the minimum and maximum amount of securities warrants that may be exercised at any one time;

          o the antidilution provisions of the securities warrants, if any;

          o United States federal income tax consequences applicable to the securities warrants;

          o    the identity of the warrant agent;

          o whether the securities warrants represented by the warrant certificates will be issued in registered or bearer form; and

          o any other terms of the securities warrants, including terms, procedures and limitations relating to exchange and exercise of the securities warrants.

TRANSFERS AND EXCHANGE

     Warrant certificates may be exchanged for new warrant certificates of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent. We may specify other offices where these activities may be conducted in an applicable prospectus supplement. Before the exercise of any securities warrants, holders of the securities warrants will not have any of the rights of holders of the debt securities or common stock, as applicable, purchasable upon exercise. This means holders of debt warrants will not have the right to receive payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise or to enforce covenants in the indenture governing the underlying debt securities. Holders of common stock warrants will not have the right to receive payments of dividends, if any on the common stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF WARRANTS

     Each securities warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of common stock at the exercise price that is set forth in, or calculable from, the applicable prospectus supplement. Holders will be able to exercise securities warrants at any time up to the time on the expiration date set forth in the applicable prospectus supplement. After that time, or a later date to which such expiration date may be extended by us, unexercised securities warrants will become void.

     Holders will be able to exercise securities warrants by delivering to the warrant agent at its corporate trust office warrant certificates properly completed and paying the exercise price. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the debt securities or shares of common stock issuable upon that exercise. If fewer than all of the securities warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining number of securities warrants.

      DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts that would require holders to purchase from us and for us to sell to them, a specified number of shares of our common stock or preferred stock at a future date or dates. The price per share of common stock and number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or U.S. Treasury securities, that secure the holders' obligations to purchase our common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement do not purport to be complete and are subject to and qualified in their entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to the stock purchase contracts.

                            PLAN OF DISTRIBUTION

     We and the selling stockholders may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of any such underwriter, dealer or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be named in the applicable prospectus supplement. We have, along with the selling stockholders, reserved the right to sell the securities directly to investors on our own behalf, or on behalf of the selling stockholders, in those jurisdictions where we, or the selling stockholders, are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

     We and the selling stockholders, and our respective agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We or the selling stockholders may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

     If we or the selling stockholders use underwriters to sell securities, we or the selling stockholders will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us or the selling stockholders to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

     Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

     If so indicated in the prospectus supplement, we or the selling stockholders will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us or the selling stockholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled, under agreements entered into with us or the selling stockholders to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

     To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate, short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

     Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates or the selling stockholders and in the ordinary course of our business.

     The selling stockholders and broker-dealers, if any, acting in connection with these sales might be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

     We have advised the selling stockholders that during such time as they may be engaged in a distribution of the securities covered by this prospectus they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     Sales of a substantial number of shares of common stock by the selling stockholders, or the perception that sales could occur, could adversely affect the market price for shares of our common stock.

     There can be no assurance that the selling stockholders will sell any or all of their shares of common stock covered by this prospectus.


                               LEGAL MATTERS

     Unless otherwise specified in a prospectus supplement, the validity of any securities issued and sold by us hereunder will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York. The validity of any securities sold by selling stockholders will be passed upon by Gardner Carton & Douglas.

                                  EXPERTS

     The consolidated financial statements of SPX as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, have been audited by Arthur Andersen LLP, independent public accountants. These financial statements and the report of the independent public accountants, included in SPX's Annual Report on Form 10-K filed on March 21, 2002, are incorporated by reference in this document.

     The consolidated financial statements of UDI as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 have been audited by KPMG LLP, independent public accountants. These financial statements and the report of the independent public accountants, included in SPX's Current Report on Form 8-K filed on April 13, 2001, are incorporated by reference in this document.

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the SEC registration fee, are estimated.

Securities and Exchange Commission registration fee.....      $ 250,000
NYSE listing fee........................................         25,650
Pacific Stock Exchange listing fee......................          7,500
Legal fees and expenses.................................        125,000
Transfer Agent's fees and expenses......................          5,000
Trustee's fees and expenses.............................         25,000
Rating agency fees......................................         25,000
Accounting fees and expenses............................         35,000
Blue Sky fees and expenses (including counsel fees).....          5,000
Printing expenses.......................................        100,000
Miscellaneous...........................................          1,850
Total...................................................      $ 605,000
                                                              =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

LIMITATION ON LIABILITY OF DIRECTORS

     Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As permitted by Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation provides that a director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for: (i) any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) engaging in any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation requires that directors and officers be indemnified to the fullest extent authorized by the DGCL, or any other applicable law or amendments thereunder; however, in the case of any amendments, only to the extent such amendment permits the Company to provide broader indemnification rights than permitted prior thereto.

     Any underwriting agreements that we may enter into will likely provide for the indemnification of the registrant, its controlling persons, its directors and certain of its officers by the underwriters against certain liabilities, including liabilities under the Securities Act.

     The Company has a policy of directors' liability insurance which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

     The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (a)(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to
                       the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

               (b) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to stockholders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 4th day of April, 2002.

                                    SPX CORPORATION

                                       /s/ Patrick J. O'Leary
                                    ------------------------------------
                                           Patrick J. O'Leary
                                    Vice President Finance, Treasurer
                                       and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to this registration statement has been signed by the following persons on April 4, 2002 in the capacities indicated below.

           Signature                                   Title

By:  /s/ Patrick J. O'Leary                Vice President Finance, Treasurer
   --------------------------------           and Chief Financial Officer
        Patrick J. O'Leary
                                             (Principal Financial Officer)

   By:                   *                        Chairman, President and
       ----------------------------------         Chief Executive Officer
                John B. Blystone
                                               (Principal Executive Officer)

   By:                   *                        Corporate Controller and
       ----------------------------------         Chief Accounting Officer
                Ron Winowiecki
                                               (Principal Accounting Officer)

   By:                   *                              Director
       ----------------------------------
               J. Kermit Campbell

   By:                   *                              Director
       ----------------------------------
                 Sarah R. Coffin

   By:                   *                              Director
       ----------------------------------
                 Frank A. Ehmann

   By:                  *                               Director
       ----------------------------------
               Emerson U. Fullwood

   By:                  *                               Director
       ----------------------------------
              Charles E. Johnson II

   By:                  *                               Director
       ----------------------------------
                David P. Williams

*By:    /s/ Patrick J. O'Leary
      ----------------------------------
         Patrick J. O'Leary
         as Attorney-in-Fact

                               EXHIBIT INDEX

Exhibit                            Description of Exhibit
Number                             ----------------------
------
     *1.1        Form of Underwriting Agreement.

    **3.1 Certificate of Incorporation of SPX Corporation, incorporated by reference to Exhibit 3(iv) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

    **3.2 By-Laws as amended through October 25, 1995, incorporated by reference to Exhibit 3(iii) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

    **4.1 Rights Agreement dated as of June 25, 1996 (the "Rights Agreement") between SPX Corporation and The Chase Manhattan Bank, as Rights Agent, relating to Rights to purchase preferred stock under certain circumstances, incorporated herein by reference to SPX Corporation's Registration Statement on Form 8-A filed on June 26, 1996.

    **4.2 Form of Amendment No. 1 to Rights Agreement, effective as of October 22, 1997, between SPX Corporation and The Chase Manhattan Bank, incorporated herein by reference from SPX Corporation's Registration Statement on Form 8-A, filed on January 9, 1998.

    **4.3        Form of Senior Indenture.

    **4.4        Form of Subordinated Indenture.

    **4.5 Form of Debt Security (included in the Senior Indenture and the Subordinated Indenture).

     *4.6        Form of Warrant.

     *4.7        Form of Stock Purchase Contract.

     *4.8        Form of Stock Purchase Unit.

      5.1        Opinion of Fried, Frank, Harris, Shriver & Jacobson.

      5.2        Opinion of Gardner Carton & Douglas.

     12.1        Computation of Ratio of Earnings to Fixed Charges.

     23.1 Consents of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1).

     23.2        Consent of Gardner Carton & Douglas (included in Exhibit 5.2).

     23.3        Consent of Arthur Andersen LLP.

     23.4        Consent of KPMG LLP.

   **24.1        Powers of Attorney (included on signature page).

   **25.1        Form T-1 Statement of Eligibility of the Senior Indenture
                 Trustee.

   **25.2        Form T-1 Statement of Eligibility of the Subordinated
                 Indenture Trustee.

     99.1        Letter regarding independent public accountants.

------------
* Executed versions of this agreement, if any, will, if applicable, be filed by Current Report on Form 8-K after the issuance of the securities to which they relate.

**   Previously filed.